FOR IMMEDIATE RELEASE                                                 EXHIBIT 99
26 January 1999

         EG&G REPORTS 10% INCREASE IN INCOME FROM CONTINUING OPERATIONS
             BEFORE ACQUISITION CHARGES FOR THE FOURTH QUARTER 1998

              Company Finishes 1998 with 18% Growth in Income from
                 Continuing Operations Before Nonrecurring Items

WELLESLEY, MASSACHUSETTS....EG&G, Inc. today reported that income from continuing operations before acquisition charges increased 10% for the fourth quarter of 1998 and 18% before nonrecurring items for the full year, compared with 1997 levels. This represents the fifth consecutive quarter of double digit growth.

For the fourth quarter of 1998, EG&G posted income from continuing operations of $22.8 million, or $0.50 per share on a diluted basis, compared to $20.7 million, or $0.45 per diluted share for the same period in 1997. The 1998 figures exclude $2.3 million, or $0.05 per share, related to an in-process research and development charge from acquisitions. The 1997 fourth-quarter figures include a $6 million after-tax contribution from divested operations. On a reported basis, fourth-quarter 1998 income from continuing operations was $20.5 million, or $0.45 per share on a diluted basis, which included the in-process research and development charge. This compares to $20.6 million, or $0.45 per share, for the comparable period in 1997.

Fourth-quarter 1998 sales on a base operations basis* increased 3% to $352.2 million, compared to $343.4 million for the same period in 1997. Reported sales decreased 9% to $352.2 million, compared to $386.8 million for the same period in 1997, which included $43.4 million sales of operations that were subsequently divested.

For the year ended January 3, 1999, EG&G announced income from continuing operations of $61.5 million, or $1.34 per share on a diluted basis, an increase of 18% compared to $52.2 million in 1997. The 1998 figures exclude $40.5 million of nonrecurring income, net, and include an after-tax contribution of $1.8 million from divested operations. Figures for 1997 exclude $21.5 million of nonrecurring items, and include a contribution of $18.9 million from divested operations. On a reported basis, 1998 income from continuing operations was $102 million, or $2.22 per share on a diluted basis, which included $0.88 per share of nonrecurring items. This compares to $30.6 million, or $0.67 per share, for 1997.

On a base operations basis, 1998 sales increased 8% to $1.39 billion, compared to $1.29 billion in 1997. Reported sales decreased 4% to $1.41 billion, compared to $1.46 billion in 1997, which included $175 million sales of operations that were subsequently divested.

* Base operations - results exclude nonrecurring items and divested operations. See pages 5 and 6 of this release for detailed results.

Gregory L. Summe, President and Chief Executive Officer stated, "We had a strong fourth quarter and expanded our operating margin from 8.6% to 10.5%, the highest margin since EG&G began its transformation in 1994. We did this through driving productivity, quality, and simplification of our business. We also believe that we have accelerated revenue growth for the coming year with the acquisitions of Lumen Technologies, Inc. and Life Science Resources, Ltd. We are well positioned going into the new year and feel confident in our ability to deliver $1.60 earnings per share, on a diluted basis, for 1999."

Financial Highlights:
--------------------

DILUTED EPS                            4Q 1998      4Q 1997   YEAR 1998   YEAR 1997
                                     ---------    ---------   ---------   ---------
Continuing operations before
  nonrecurring items                 $    0.50    $    0.45   $    1.34   $    1.13
Nonrecurring items, net                  (0.05)          --        0.88       (0.46)
                                     ---------    ---------   ---------   ---------
As reported                          $    0.45    $    0.45   $    2.22   $    0.67
                                     =========    =========   =========   =========


(in millions)                          4Q 1998      4Q 1997   YEAR 1998   YEAR 1997
                                     ---------    ---------   ---------   ---------
BASE OPERATIONS*
Sales                                $   352.2    $   343.4   $ 1,385.2   $ 1,285.4
Operating income from continuing
  operations before taxes                 36.9         24.9        97.6        61.6

* Base operations - results exclude nonrecurring items and divested operations. See pages 5 and 6 of this release for detailed results. Nonrecurring items include gains on dispositions, restructuring charges, asset impairment charges, in-process research and development charge, contract close-out costs, integration costs, charitable contribution and benefit plan deficit.

FOURTH-QUARTER FINANCIAL HIGHLIGHTS PRESENTED ON A BASE OPERATIONS BASIS:
------------------------------------------------------------------------

On December 21, 1998, EG&G announced its intention to begin reporting as five operating segments.

- LIFE SCIENCES sales increased 20% to $45.2 million; operating income increased 13% to $5.5 million compared with the fourth quarter of 1997. The improvement was across both diagnostic and the bioanalytical research business, driven by new product sales and strengthened geographic distribution.

- OPTOELECTRONICS sales increased 5% to $73.8 million; operating income increased 88% to $6.6 million compared with the same period last year. The increase in sales was primarily due to strong sales from the custom optoelectronics business. Breakeven performance at IC Sensors and margin improvement across most businesses contributed to the increase in operating income.

- INSTRUMENTS sales were flat at $70.3 million; operating income increased 31% to $12.4 million versus the comparable period last year. Sales growth was limited by shipment timing of several international security systems orders and softness in automotive services. Operating profits benefited from increased royalty and licensing fees and a tax refund offset partially by customer contract provisions.

- ENGINEERED PRODUCTS sales increased 28% to $44.5 million; operating income increased 50% to $5.2 million compared to 1997 fourth-quarter levels. The sales increase was due to the inclusion of sales from Belfab, an April 1998 acquisition, and overall strength in the aerospace business. Improved margins across most businesses contributed to the increase in operating income. Partially offsetting these increases was continued softness in the semiconductor industry.

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PAGE 3 OF 6

- TECHNICAL SERVICES sales decreased 9% to $118.4 million due to the absence of revenue from the Kennedy Space Center contract in the fourth quarter. Operating income increased 22% to $8.9 million compared to 1997 levels. The increase was due primarily to improved performance in most of the businesses, coupled with strong contributions from the privatization sector.

Recent events included:
----------------------

- OCTOBER 8: EG&G, Inc. and Daimler-Benz announced the opening of Germany's newest state-of-the-art automotive testing facility, the Papenburg Proving Ground in Emsland, Germany. The facility is jointly operated by EG&G, Inc. and Daimler-Benz.

- OCTOBER 15: EG&G, Inc. announced that EG&G Astrophysics would begin replacing X-ray security systems in key markets served by a major U.S. airline. During the three-year upgrading program, EG&G will supply 75 Linescan(R) 100 systems, the first site being San Francisco International Airport.

- OCTOBER 21: EG&G reported third-quarter 1998 income of $14.6 million and basic earnings per share of $0.32, a 28% increase over third-quarter 1997 levels.

- NOVEMBER 3: EG&G announced that EG&G Engineered Products was awarded a major contract from Applied Materials, Inc. This contract represented the single largest award for metal bellows products in EG&G, Inc. history.

- DECEMBER 8: EG&G Astrophysics announced that it had been awarded a contract that will bring airport hold-baggage screening technology to South Africa. The agreement calls for EG&G Astrophysics to supply the Airports Company South Africa at Johannesburg International Airport with Z-Scan(R) explosives detection systems.

- DECEMBER 16: EG&G announced that it had successfully completed its tender offer to purchase shares of Lumen Technologies, Inc. for $7.75 per share. The tender offer was made in connection with the acquisition of Lumen for $250 million in cash and assumed debt.

- DECEMBER 16: John M. Kucharski, Chairman and CEO of EG&G, Inc., announced that Gregory L. Summe would become CEO, effective January 1, 1999. Summe will also succeed Kucharski as Chairman at the Company's annual meeting in April.

- DECEMBER 16: EG&G announced that it would adopt Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," in the fourth quarter of 1998. EG&G's financial reporting will be based on five operating segments, which are the equivalent of the Company's five Strategic Business Units.

- DECEMBER 21: EG&G announced that it has agreed to purchase privately held Life Science Resources Limited, Cambridge, U.K., a leading developer and supplier of cutting edge biotechnology, biomedical and clinical research instrumentation.

- JANUARY 13: EG&G announced that Robert F. Friel will become Senior Vice President and Chief Financial Officer, effective, February 1, 1999. Friel replaces John F. Alexander, who contributed to EG&G accomplishments for the past 16 years.

- JANUARY 22: EG&G filed a Form S-3 Universal Shelf Registration Statement with the Securities and Exchange Commission covering up to $500 million in various equity and debt instruments.

FORWARD-LOOKING INFORMATION AND FACTORS AFFECTING FUTURE PERFORMANCE

         This press release contains "forward-looking statements." For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of EG&G to differ materially from those indicated by these forward-looking statements, including among others, the factors set forth in Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 1999, which Exhibit 99.1 is incorporated by reference in this press release.

EG&G, Inc. is a global technology company that provides complete systems, as well as products to medical, aerospace, semiconductor, photographic and other industries. It delivers skilled support services to government and industrial customers. Based in Wellesley, Massachusetts, EG&G has annual sales of approximately $1.4 billion and more than 13,000 employees worldwide.

For further information contact:        Deborah S. Lorenz, EG&G, Inc.
                                        Tel. (781) 431-4306

                                     -more-

PAGE 5 OF 6                EG&G, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                  Fourth Quarter                Fiscal Year
                                                                  --------------                -----------
(In thousands except per share data)                          1998            1997           1998           1997
 ----------------------------------                        -----------    -----------    -----------    -----------
SALES                                                      $   352,191    $   386,759    $ 1,407,896    $ 1,460,805

Cost of Sales                                                  247,930        279,338      1,041,739      1,084,691
Research and Development Expenses                               13,648         11,090         46,031         44,907
Selling, General and Administrative Expenses                    53,753         63,383        226,272        243,409
In-Process Research and Development Charge                       2,300             --          2,300             --
Restructuring Charges                                               --             --         54,500             --
Asset Impairment Charge                                             --             --          7,400         28,200
Gains on Dispositions                                               --             --       (125,822)            --
                                                           -----------    -----------    -----------    -----------
OPERATING INCOME FROM CONTINUING OPERATIONS                     34,560         32,948        155,476         59,598

Other Income (Expense), Net                                     (1,287)        (1,597)           558         (5,572)
                                                           -----------    -----------    -----------    -----------
Income From Continuing Operations Before Income Taxes           33,273         31,351        156,034         54,026

Provision for Income Taxes                                      12,805         10,763         54,032         23,381
                                                           -----------    -----------    -----------    -----------
INCOME FROM CONTINUING OPERATIONS                               20,468         20,588        102,002         30,645

Income From Discontinued Operations, Net of Income Taxes            --            333             --          3,047
                                                           -----------    -----------    -----------    -----------
NET INCOME                                                 $    20,468    $    20,921    $   102,002    $    33,692
                                                           ===========    ===========    ===========    ===========
Basic Earnings Per Share:
CONTINUING OPERATIONS                                      $       .46    $       .45    $      2.25    $       .67
Discontinued Operations                                             --            .01             --            .07
                                                           -----------    -----------    -----------    -----------
NET INCOME                                                 $       .46    $       .46    $      2.25    $       .74
                                                           ===========    ===========    ===========    ===========
Diluted Earnings Per Share:
CONTINUING OPERATIONS                                      $       .45    $       .45    $      2.22    $       .67
Discontinued Operations                                             --            .01             --            .07
                                                           -----------    -----------    -----------    -----------
NET INCOME                                                 $       .45    $       .46    $      2.22    $       .74
                                                           ===========    ===========    ===========    ===========
Weighted Average Shares of Common Stock Outstanding:
           Basic                                                44,728         45,319         45,322         45,757
           Diluted                                              45,266         45,448         45,884         45,898

INFORMATION EXCLUDING NONRECURRING ITEMS AND DISCONTINUED OPERATIONS

                                    Fourth Quarter             Fiscal Year
(In thousands                       --------------             -----------
except per share data)            1998         1997        1998          1997
---------------------          ----------   ----------   ----------   ----------
Net Income                     $   22,768   $   20,690   $   61,478   $   52,178
Basic Earnings Per Share              .51          .45         1.36         1.13
Diluted Earnings Per Share            .50          .45         1.34         1.13

Note: Nonrecurring items include gains on dispositions, restructuring charges, asset impairment charges, in-process research and development charge, contract closeout costs, integration costs, charitable contribution and benefit plan deficit.

Other Financial Information

                                                              Fiscal Year
                                                              -----------
(In thousands)                                           1998             1997
 ------------                                          --------         --------
Purchases of Common Stock:
      Number of shares                                    1,785            1,332
      Cost of shares                                   $ 41,217         $ 28,104
Cash and Cash Equivalents                              $ 95,565         $ 57,934
Total Debt                                             $287,723         $161,030

                           EG&G, INC. AND SUBSIDIARIES

                 SALES AND OPERATING PROFIT BY OPERATING SEGMENT

                                                              Fourth Quarter                  Fiscal Year
                                                              --------------                  -----------
(In thousands)                                             1998            1997           1998            1997
 ------------                                          -----------     -----------    -----------     -----------
LIFE SCIENCES          Sales                           $    45,200     $    37,688    $   148,124     $   125,380
                       OP$                                   5,469           4,805          9,046          10,108
                       OP%                                    12.1%           12.7%           6.1%            8.1%
                                                       -----------     -----------    -----------     -----------
                       OP$ before nonrecurring items         5,469           4,828         13,696          10,308
                       OP% before nonrecurring items          12.1%           12.8%           9.2%            8.2%
                                                       -----------     -----------    -----------     -----------
OPTOELECTRONICS        Sales                                73,792          70,110        268,558         261,291
                       OP$                                   4,335           3,375         (5,454)        (23,128)
                       OP%                                     5.9%            4.8%         -2.0%           -8.9%
                                                       -----------     -----------    -----------     -----------
                       OP$ before nonrecurring items         6,635           3,526         17,162           5,326
                       OP% before nonrecurring items           9.0%            5.0%           6.4%            2.0%
                                                       -----------     -----------    -----------     -----------
INSTRUMENTS            Sales                                70,314          70,293        247,388         236,839
                       OP$                                  12,440           9,401          6,659          17,966
                       OP%                                    17.7%           13.4%           2.7%            7.6%
                                                       -----------     -----------    -----------     -----------
                       OP$ before nonrecurring items        12,440           9,480         25,343          20,633
                       OP% before nonrecurring items          17.7%           13.5%          10.2%            8.7%
                                                       -----------     -----------    -----------     -----------
ENGINEERED PRODUCTS    Sales                                44,507          34,744        167,646         127,087
                       OP$                                   5,231           3,445          5,194           8,846
                       OP%                                    11.8%            9.9%           3.1%            7.0%
                                                       -----------     -----------    -----------     -----------
                       OP$ before nonrecurring items         5,231           3,496         15,664           9,296
                       OP% before nonrecurring items          11.8%           10.1%           9.3%            7.3%
                                                       -----------     -----------    -----------     -----------
TECHNICAL SERVICES     Sales                               118,378         130,376        553,514         533,323
                       OP$                                   8,948           6,841         24,941          22,776
                       OP%                                     7.6%            5.2%           4.5%            4.3%
                                                       -----------     -----------    -----------     -----------
                       OP$ before nonrecurring items         8,948           7,338         31,714          23,512
                       OP% before nonrecurring items           7.6%            5.6%           5.7%            4.4%
                                                       -----------     -----------    -----------     -----------
DIVESTITURES AND OTHER Sales                                    --          43,548         22,666         176,885
                       OP$                                  (1,863)          5,081        115,090          23,030
                       OP%                                      --            11.7%         507.8%           13.0%
                                                       -----------     -----------    -----------     -----------
                       OP$ before nonrecurring items        (1,863)          4,435         (3,825)         19,159
                       OP% before nonrecurring items            --            10.2%        -16.9%            10.8%
                                                       -----------     -----------    -----------     -----------
TOTAL                  Sales                           $   352,191     $   386,759    $ 1,407,896     $ 1,460,805
                                                       ===========     ===========    ===========     ===========
                       OP$                                  34,560          32,948        155,476          59,598
                                                       ===========     ===========    ===========     ===========
                       OP%                                     9.8%            8.5%          11.0%            4.1%
                                                       -----------     -----------    -----------     -----------
                       OP$ before nonrecurring items        36,860          33,103         99,754          88,234
                       OP% before nonrecurring items          10.5%            8.6%           7.1%            6.0%
                                                       -----------     -----------    -----------     -----------

Note: Nonrecurring items include gains on dispositions, restructuring charges, asset impairment charges, in-process research and development charge, contract closeout costs, integration costs, charitable contribution and benefit plan deficit.